AMENDMENT TO

EXECUTIVE EMPLOYMENT AGREEMENT

This Amendment to Executive Employment Agreement (“Amendment”) amends the Executive Employment Agreement between Geovic Mining Corp. and Timothy D. Arnold (“Executive”) effective as of 16 February, 2009 (“Agreement”), and is effective 31 March, 2012.

RECITALS

WHEREAS, the parties acknowledge the Agreement may be amended by mutual written agreement of the parties thereto;

NOW THEREFORE, in consideration of the mutual promises and undertakings contained herein, the sufficiency of which is acknowledged by the parties hereto, the parties to this Amendment, intending to be legally bound, agree to amend the Agreement as follows:

AMENDMENT

A new Section 16 is hereby added to the Agreement and reads as follows:

16. Section 409A.

Notwithstanding anything in this Agreement to the contrary, if Executive is a ‘specified employee’ within the meaning of Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the ‘Code’) and would receive any payment sooner than six (6) months after Executive’s ‘separation from service’ (as such term is defined for purposes of Section 409A of the Code) that, absent the application of this Section 16, would be subject to additional tax imposed pursuant to Section 409A of the Code as a result of such status as a specified employee, then such payment shall instead be payable on the date that is the earliest of (i) the first business day following six (6) months after Executive’s separation from service, (ii) Executive’s death, or (iii) such other date that would not subject such payment to additional tax imposed pursuant to Section 409A of the Code. All payments deferred pursuant to the preceding sentence shall be paid in a lump sum to Executive (or Executive’s estate or beneficiaries), and any remaining payments due to Executive under this Agreement shall be paid as otherwise provided herein.

This Amendment may be executed in counterparts and may be delivered by facsimile, e-mail, or other electronic means, all of which shall be deemed to be originals, and which shall be deemed to constitute one document.

Geovic Mining Corp.	Executive

/s/ Michael T. Mason	/s/ Timothy D. Arnold
By: Michael T. Mason
Title: CEO, Chairman	Date: March 31, 2012
Date: March 31, 2012